Exhibit 10.30
WORKERS’ COMPENSATION EXCESS OF LOSS
REINSURANCE AGREEMENT
GIC-003/2007
(hereinafter referred to as the “Agreement”)
between
GUARANTEE INSURANCE COMPANY, NAIC #11398,
FORT MILL, SOUTH CAROLINA
(hereinafter referred to as the “Reinsured”)
and
THE SUBSCRIBING REINSURERS SPECIFIED
IN THE INTERESTS AND LIABILITIES AGREEMENT
ATTACHED TO THIS AGREEMENT
(hereinafter referred to as the “Reinsurer”)
ARTICLE I — BUSINESS COVERED
All statutory benefits payable under a standard Workers’ Compensation Policy in respect to all business insured by the Reinsured unless specifically excluded by the terms of this Agreement.
This Agreement is to indemnify the Reinsured as set forth herein in respect of the net excess liability which may accrue to the Reinsured under all policies, Agreements, binders and other evidences of insurance or reinsurance, whether oral or written (hereinafter called “policies”), classified by the Reinsured as Workers’ Compensation in force at and becoming effective on and after the inception date of this Agreement, including renewals.
ARTICLE II — EXCLUSIONS
This Agreement excludes all Ultimate Net Loss arising from the following:
1.	Assumed Reinsurance, except business fronted by insurance companies for licensing purposes.

2.	Business excluded by the attached Nuclear Incident Exclusion Clause – Liability – Reinsurance – U.S.A., No. 08-31-1.

3.	Pools, associations and syndicates.

4.	Terrorism NMA 2929.

5.	Insolvency Funds Exclusion — It is agreed that this agreement excludes all liability of the Reinsured arising by contract, operation of law, or otherwise, from its participation or membership, whether voluntary or involuntary, in any insolvency fund. “Insolvency Fund” including any guaranty fund, insolvency fund, plan pool, association, fund or other arrangement, howsoever denominated, established or governed, which provides for any assessment of or payment or assumption by the Reinsured of part or all of any claim, debt, charge, fee, or other obligation of an insured, or its successors or assigns, which has been declared by any competent authority to be insolvent, or which is otherwise deemed unable to meet any claim, debt, charge, fee or other obligation in whole or in part.

6.	Financial guarantee and insolvency.
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7.	Occupational Disease/Cumulative Trauma except when from a “Sudden and Accidental” event of 48 hours or less. For the purpose of this Contract, “Sudden and Accidental” shall mean that the first and last exposure to the causative agent to each and every individual contributing to the loss shall fall within a single and continuous 48 hour period.

8.	Commercial airline crews.

9.	Operations requiring coverage under the Defense Base Act, Admiralty Act or any other Federal act including but not limed to the Jones Act, FELA, or USL&H, except where incidental, (“incidental” to be defined as less than 10% of an individual insurer’s premium).

10.	Risks involving known exposure to the following substances: Dioxin. Polychlorinated biphenyl (PCB’s), Asbestos.

11.	Underground mining.

12.	Construction of bridges, tunnels or dams.

13.	Employers Liability.

14.	Losses in Excess of Policy Limits.

15.	All business classified as NCCI — Hazard Group IV as of 1/1/06.

16.	Fire fighters and police officers.

17.	Railroads, except scenic railways, and access lines and industrial aid owner operations when written as an incidental part of an insured’s overall operations.

18.	No known wrecking or demolition of buildings of structures in excess of three stories.

19.	Manufacturing, packing, handling, shipping, or storage of explosives, substances intended for use as an explosive, ammunitions, fuses, arms, magnesium, propellant charges, detonating devices, fireworks, nitroglycerine, celluloid, or pyroxylin; however, this exclusion shall not apply to the incidental packing, handling, or storage of same in connection with the sale or transportation by owner operators of such substances.

20.	Trucking hauling explosive or ammunition (local or long distance hauling) — all employees.

21.	Manufacturing, packing, handling, shipping or storage of natural or artificial fuel gasses, butane, propane, gasoline, or liquefied petroleum gas; however, this exclusion shall not apply to the incidental packing, handling or storage of same in connection with the sale of such substances.

22.	Gas or oil burner installation NOC.

23.	Tank installation gasoline service stations.

24.	Blasting of rock.

25.	Sewer construction all operations.

26.	Gas main, steam main, or water main construction or connection construction.
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27.	Boat manufacturing F classes.

28.	Banks and trust company employees of contracting agencies in bank service: guards, patrol, messengers and armored car crews.

29.	Detective agency.

30.	Patrol agency only in regard to armed guard services.

31.	Losses arising directly or indirectly from Earthquake with the exception of risks written in the State of Missouri.

32.	Professional sports teams.

33.	Work and navigation of any commercial vessel.

34.	All mining or quarrying operations.

35.	Chemical/petrochemical manufacturers of highly toxic materials.

36.	Blasting or excavating operations over 25 feet in depth.

37.	Tunnel or subway construction.

38.	Marine wrecking, including repair, cleaning, or demolition of commercial vessels or barges.

39.	Underground, offshore or submarine operation including underground mining.

40.	Construction and/or maintenance of cofferdams.

41.	Stevedoring.

42.	Assigned risks.

43.	Losses arising from nuclear, biological, chemical and radiological events.
ARTICLE III — PERIOD AND CANCELLATION
This Contract shall take effect 12:01 a.m. Local Standard Time at place of loss, January 1, 2007 and ending 12:01 a.m., Local Standard Time at place of loss, January 1, 2008 and shall apply to all losses occurring during that period in respect of in force, new renewal and anniversary business.
ARTICLE IV — AMOUNT OF COVER
The Reinsured shall retain and be liable for the first USD 5,000,000 of Ultimate Net Loss (regardless of the number of policies or number of insureds under which such loss is payable) arising out of each Loss Occurrence. The Reinsurer shall then be liable for the amount by which such Ultimate Net Loss exceeds the Reinsured’s retention, but the liability of the Reinsurer shall not exceed USD 5,000,000 as respects any one Loss Occurrence, nor shall the Reinsurer’s aggregate liability exceed USD 10,000,000.
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ARTICLE V — TERRITORY
Worldwide in respect to business domiciled in the United States, Puerto Rico and U.S. territories and possessions.
ARTICLE VI — DEFINITIONS
•	The term “Occurrence” shall mean any one accident, disaster or casualty or series of accidents, disasters or casualties arising out of one event.

•	Gross Net Earned Premium — manual premium adjusted for experience modification. State/NCCI Safety Credit, premium discount, expense discount, expense constants and policy fees, less returns and cancellations.

•	“Extra contractual obligations” shall mean 90% of any punitive, exemplary, compensatory or consequential damages, other than loss in excess of policy limits, paid or payable by the Reinsured as a result of an action against it by its negligence or bad faith on the part of the Reinsured in handling a claim under a policy subject to the Agreement. An extra contractual obligation shall be deemed to have occurred on the same date as the loss covered or alleged to be covered under the policy.

•	Notwithstanding anything stated herein, the Agreement shall not apply to any extra contractual obligation incurred by the Reinsured as a result of any fraudulent and/or criminal act by any officer or director of the Reinsured acting individually or collectively or in collusion with any individual or corporation or any organization or party involved in the presentation, defense or settlement of any claim covered hereunder.

•	“Loss adjustment expense” as used herein shall mean expenses allocable to the investigation, defense and/or settlement of specific claims, including litigation expenses and post-judgment interest, but not including any legal expenses and cost incurred by the Reinsured in connection with coverage, questions and legal actions connected thereto, office expenses or salaries of the Reinsured’s regular employees.
ARTICLE VII — ULTIMATE NET LOSS
The term “Ultimate Net Loss” as used in this Agreement shall mean the actual gross loss sustained by the Reinsured, including extra contractual obligations, structured settlements with claimants or outside insurers, such loss to include all expenses incurred by the Reinsured in connection with the settlement of losses; resistance to or negotiations concerning losses; excluding, however, any part of the office expenses of the Reinsured and salaries of employees other than salary charges for staff adjuster, fieldsmen, or other employees while actually engaged in the settlement of the losses.
Salvages and recoveries, whether recovered or received prior or subsequent to loss settlement under this Agreement, but not including amounts recoverable under all facultative reinsurances, shall be applied as if recovered or received prior to the aforesaid settlement and shall be first deducted from the actual loss sustained to arrive at the amount of Ultimate Net Loss. Nothing, however, in this Article shall be construed to mean losses are not recoverable hereunder until the Ultimate Net Loss to the Reinsured has been ascertained.
ARTICLE VIII — RATE AND PREMIUM
As premium for the reinsurance provided hereunder, the Reinsured shall pay the Reinsurer 1.06% of its Subject Earned Manual Premium for the term of this Contract, subject to a minimum premium of USD 685,000.
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January 31, 2007

The Reinsured shall pay the Reinsurer a deposit premium of USD 740,000 in four equal installments of USD 185,000 within 30 days of the January 1, 2007, April 1, 2007, July 1, 2007 and October 1, 2007.
Within 45 days after the expiration of this Agreement, the Reinsured shall calculate and report to the Reinsurer the adjusted premium, based on the Reinsured’s Subject Earned Manual Premium for the term of this Agreement computed in accordance with the first paragraph, and any additional premium due the Reinsurer or return premium due the Reinsured shall remitted promptly.
ARTICLE IX — REINSTATEMENT
Each claim hereon reduces the amount of indemnity under this Agreement from the time of occurrence of the loss but such amount is hereby reinstated from the time of occurrence of the loss in consideration of the payment by the type in original - “Reinsured” of an additional premium calculated by applying to the Premium hereon, the percentage of the face amount of this Contract so reinstated. Nevertheless, the Reinsurer’s liability hereunder shall never exceed USD 5,000,000 for any one loss occurrence and USD 10,000,000 for all loss occurrences during the term of this Agreement.
If the loss settlement is made prior to the adjustment of premium the reinstatement premium shall be calculated provisionally on the deposit premium subject to adjustment when the reinsurance premium hereon is finally established.
ARTICLE X — REPORTS
The Reinsured shall advise the Reinsurer of all events that in its opinion may result in a claim under this Agreement for which the Reinsured has reserves in excess of fifty percent (50%) of its retention under this Agreement, and of all subsequent developments thereto that may affect the position of the Reinsurer. Inadvertent omission or oversight in dispatching advice of notice shall not affect the liability of the Reinsurer; however, this exception shall not apply with respect to conditions as provided for in the Sunset Article of this Agreement.
Subject always to the terms and conditions of this Agreement, the reinsurance provided under this Agreement shall be subject to the written terms, limits, and conditions of the original policies that represent, as set forth in Article 1, the Business Covered and to all interpretations, modifications, waivers, and alterations thereon. All loss settlements made by the Reinsured, whether under the original policy terms and conditions or by way of compromise, excluding ex gratia payments, shall be binding upon the Reinsurer, and the Reinsurer shall allow or pay, as the case may be, its proportion of each such settlement in accordance with the terms of this Agreement. It is the true intent of this Agreement the Reinsurer will follow settlements of the Reinsured in all respects.
The Reinsured will advise the Reinsurer promptly of all losses and any subsequent developments pertaining thereto, which may in its opinion develop into losses involving reinsurance hereunder and/or incurred amount penetrates 50% of retention. Inadvertent omission or oversight in dispatching such advises shall in no way affect the liability of the Reinsurer under this Agreement, but the Reinsured shall inform the Reinsurer of such omission or oversight upon discovery.
ARTICLE XI — CLAIMS AND MONETARY CRITERIA
The Reinsured shall promptly advise the Reinsurer in full detail (per suggested Claims Reserve Worksheet) of all bodily injury claims or losses involving any of the following:
A)	Any claim or loss reserved at 50% or more of the Reinsured’s retention under this Agreement.

B)	Any claim involving any of the following injuries:
1)	Fatality.

2)	Spinal Cord Injuries (e.g., quardriplegia, paraplegia).
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3)	Brain Damage (e.g., seizure, coma or physical/mental impairment).

4)	Severe burns injuries resulting in disfigurement or scarring.

5)	Total or partial blindness in one or both eyes.

6)	Major organ, (e.g. heart, lungs).

7)	Amputation of a limb or multiple fractures.

8)	Environmentally related damage or injury (e.g., pollution, waste site or common cause claims, such as Agent Orange, asbestos or DES).

9)	Occupational disease or other disability relating to working conditions or job related factors.
ARTICLE XII — TAXES
In consideration of the terms under which this Agreement is issued, the Reinsured undertakes not to claim any deduction of the premium hereon when making tax returns, other than income or profits tax returns, to any state or territory of the United States of America or to the District of Columbia.
ARTICLE XIII — FEDERAL EXCISE TAX
(Applicable to those reinsurers, excepting Underwriters at Lloyd’s London and other reinsurers exempt from Federal Excise Tax, who are domiciled outside the United States of America.)
A)	The Reinsurer has agreed to allow for the purpose of paying the Federal Excise Tax the applicable percentage of the premium payable hereon (as imposed under Section 4371 of the Internal Revenue Code) to the extent such premium is subject to the Federal Excise Tax.

B)	In the event of any return of premium becoming due hereunder, the Reinsurer will deduct the applicable percentage from the return premium payable hereon and the Reinsured or its agent should take steps to recover the tax from the United States Government.
ARTICLE XIV — CURRENCY
All retentions and limits hereunder are expressed in United States Dollars, and all premium and loss payments shall be made in United States Currency.
ARTICLE XV — INSPECTION OF RECORDS
The Reinsurer or its duly authorized representative shall have the right at any reasonable time upon five (5) working days prior notice during or at any time after the expiration of this Agreement, and as frequently as deemed necessary by the Reinsurer, to visit the office of the Reinsured (or of any affiliate or representative of the Reinsured involved with the Business Covered under this Agreement) to inspect, examine, audit, and verify any of the policy or claim files, accounts, documents, books reports, or work papers (“records”) relating to the business reinsured under this Agreement whether or not those records are co-mingled with any unrelated business records. Reinsurer or its representative shall have the right to make copies, at its own expense, or extracts of any records related specifically to the Business Covered under this agreement only.
ARTICLE XVI — OFFSET CLAUSE
All amounts due either the Reinsured or the Reinsurer, whether by reason of reinsurance premium, Ultimate Net Loss, or any other amount due under this Agreement shall be subject to the right of recoupment and offset and upon the exercise of the same, only the net balance shall be due. All claims for amounts of reinsurance premium, Ultimate Net Loss, or any other amount due under this Agreement, whether or not fixed in amount at the time of the insolvency of any party to this Agreement, arising from coverage placed in effect under this Agreement prior to the insolvency of any party to this Agreement shall be deemed pre-liquidation debts and subject to this Article. In the event of insolvency of the Reinsured, offset shall be in accordance with applicable law.
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ARTICLE XVII — ARBITRATION (BRMA6C)
As a condition precedent to any right of action hereunder, any dispute or difference between the Reinsured and any Reinsurer relating to the interpretation or performance of this Contract, including is formation or validity, or any transaction under this Contract, whether arising before or after termination, shall be submitted to arbitration.
If more than one reinsurer is involved in the same dispute, all such reinsurers shall constitute and act as one party for purposes of this clause provided that communication shall be made by the Reinsured to each of the reinsurers constituting the one party, and provided, however, that nothing therein shall impair the rights of such reinsurers to assert several, rather than joint, defenses or claims, nor be construed as changing the liability of the Reinsurer under the terms of this Contract from several to joint.
Upon written request of any party, each party shall choose an arbitrator and the two chosen shall select a third arbitrator. If either party refuses or neglects to appoint an arbitrator within thirty (30) days after receipt of the written request for arbitration, the requesting party may appoint a second Arbitrator. If the two arbitrators fail to agree on the selection of a third arbitrator within thirty (30) days of their appointment, the Reinsured shall petition the American Arbitration Association to appoint the third arbitrator. If the American Arbitration Association fails to appoint the third arbitrator within thirty (30) days after it has been requested to do so, either party may request a justice of a Court of general jurisdiction of the state in which the arbitration is to be held to appoint the third arbitrator. All arbitrators shall be active or retired officers of insurance or reinsurance companies, or Lloyd’s London Underwriters, and disinterested in the outcome of the arbitration. Each party shall submit its case to the arbitrators within thirty (30) days of the appointment of the third arbitrator. The parties hereby waive all objections to the method of selection of the arbitrators, it being the intention of both sides that all the arbitrators be chosen from those submitted by the parties.
The parties hereby waive all objections to the method of selection of the arbitrators, it being the intention of both sides that all the arbitrators be chosen from those submitted by the parties.
The Arbitrators shall have the power to determine all procedural rules for the holding of the arbitration including but not limited to inspection of documents, examination of witnesses and any other matter relating to the conduct of the arbitration. The arbitrators shall interpret this Contract as an honorable engagement and not as merely a legal obligation; they are relieved of all judicial formalities and may abstain from following the strict rules of law. The arbitrators may award interest and costs. Each party shall bear the expense of its own arbitrator and shall share equally with the other party the expenses of the third arbitrator and of the arbitration. The decision in writing of the majority of the arbitrators shall be final and binding upon both parties. Judgment may be entered upon the final decision of the arbitrators in any court having jurisdiction.
The arbitration shall take place in the city where the Reinsured’s principal office is located, unless otherwise mutually agreed between the Reinsured and the Reinsurer.
This article shall remain in full force and the effect in the event any other provision of this Contract shall be found invalid or non-binding.
ARTICLE XVIII — INSOLVENCY
In the event of the insolvency of the Reinsured or the Reinsurer (the “Insolvent Party”), premiums and losses shall be payable directly to the Insolvent Party or its liquidator, receiver, conservator or statutory successor on the basis of the liability of the Insolvent Party without diminution because of the insolvency of the Insolvent Party. The liquidator, receiver, conservator or statutory successor of the Insolvent Party shall give written notice to the other party hereto of the pendency of a claim against the Insolvent Party, indicating the Policy reinsured which claim would involve a possible liability on the part of the other party hereto within reasonable time after such claim is filed in the conservation, liquidation, or receivership
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proceedings, and that during the pendency of such claim the other party hereto may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated any defense or defenses that it may deem available to the Insolvent Party or its liquidator, receiver, conservator or statutory successor. The expense thus incurred by the other party shall be chargeable, subject to he approval of the court, against the Insolvent Party as part of the expense of conservation, liquidation or receivership to the extent of a pro rata share of the benefit which may accrue to the Insolvent Party solely as a result of the defense undertaken by the other party.
ARTICLE XIX — INSOLVENCY FUND EXCLUSION
It is agreed that this Agreement excludes all liability of the Reinsured arising by contract, operation of law, or otherwise, from its participation or membership, whether voluntary or involuntary, in any insolvency fund. “Insolvency Fund” includes any guaranty fund, insolvency fund, plan, pool, association, fund or other arrangement, however denominated, established or governed, which provides for any assessment of or payment or assumption by the Reinsured of part or all of any claim, debt, charge, fee or other obligations of an insurer, or its successors or assigns, which has been declared by any competent authority to be insolvent, or which is otherwise deemed unable to meet any claim, debt, charge, fee or other obligation in whole or in part.
ARTICLE XX — ERRORS AND OMISSIONS
Except for the conditions as provided for in the Sunset Article of this Agreement, any isolated and inadvertent administrative act, neglect, delay, omission, or error by either party to this Agreement, will not be held to relieve either party to this Agreement from any liability that would attach to it under this Agreement if that act, neglect, delay, omission, or error had not been made, providing that such act, neglect, delay, omission, or error is not prejudicial to the other party and is rectified immediately upon discovery without prejudice to the other party.
ARTICLE XXI — SERVICE OF SUIT
(This Article only applies to reinsurers domiciled outside of the United States and/or not approved, qualified, authorized or accredited in any state, territory, or district of the United States having jurisdiction over the Reinsured.)
It is agreed that in the event of the failure of the Reinsurer hereon to pay any amount claimed to be due hereunder, the Reinsurer hereon, at the request of the Reinsured, will submit, first, to arbitration as provided for above and, failing that, to the jurisdiction of a court of competent jurisdiction within the United States. Nothing in this Article constitutes or should be understood to constitute a waiver of the Reinsurer’s rights to commence an action in arbitration or, if appropriate, any court of competent jurisdiction within the United States. Nothing in this Article constitutes or should be understood to constitute a waiver of the Reinsurer’s rights to commence an action in arbitration or, if appropriate, in any court of competent jurisdiction in the United States, to remove an action to a United States District Court, or to seek a transfer of a case to another court as permitted by the laws of the United States or of any state in the United States. It is further agreed that service of process in such suit may be made upon Messrs. Mendes and Mount, 750 Seventh Avenue, New York, New York, 10019 (hereinafter, “agent for service of process”) and that in any suit instituted, the Reinsurer will abide by the final decision of such court or of any appellate court in the event of an appeal.
The above-named firm is authorized and directed to accept service of process on behalf of the Reinsurer in any such suit and/or upon the request of the Reinsured to give a written undertaking to the Reinsured that they will enter a general appearance upon the Reinsurer’s behalf in the event such a suit shall be instituted.
Further, pursuant to any statute of any state, territory or district of the United States which makes provision therefore, the Reinsurer hereon hereby designates the Superintendent, Commissioner or Director of Insurance or other officer specified for that purpose in the statute, or his successor or successors in office, as its true and lawful attorney upon who may be served any lawful process in any action, suit or proceeding
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instituted by or on behalf of the Reinsured or any beneficiary hereunder arising out of this Agreement, hereby designates the above-named as the person to who the said officer is authorized to mail such process or a true copy thereof.
ARTICLE XXII — SUNSET CLAUSE
Notwithstanding the provisions of the Errors and Omissions Article of this Agreement, coverage hereunder shall apply only to Event(s) notified by Reinsured to Reinsurer, with full particulars, within twelve (12) months from the expiry of this Agreement. However this notification period shall be increased to eighty four (84) months from the commencement of the Term of this Agreement should the Reinsured decline to commute this Agreement at twelve (12) months from expiry. Notice of and Event shall include;
1.	The approximate time and location of the Event.

2.	The date of loss as established under this Agreement.

3.	The names of any original insureds that have been identified by Reinsured, at the time of notice, as being involved in the Event.

4.	The current indemnity, medical and expense reserves delineated by original insured.

5.	The total payments made by the Reinsured, delineated by original insured.
ARTICLE XXIII — MANDATORY COMMUTATION CLAUSE
This Agreement shall be subject to Mandatory loss free, complete and Final Commutation at twelve (12) months from the expiry of this Agreement. However, in the event that the Reinsured does not wish to Commute at twelve (12) months from expiry, Reinsurers hereon agree not to enforce the above Commutation but only in return for payment of an additional premium of 40% (.424%) of the developed reinsurance premium, subject to a minimum of USD 296,000 net. If this option is taken up, Mandatory Commutation shall apply not later than eighty-four (84) months after the commencement of the Term of this Agreement. At which time the Reinsured shall advise Reinsurer of the amount of all Ultimate Net Loss for all claims from Business Covered from any Event, both reported and unreported, both paid and not finally settled, that is the subject of this Agreement. Reinsured and Reinsurer or their respective representatives shall, within sixty (60) days thereafter by mutual agreement, determine and capitalize (i.e. reduce to a net present value) the total of such Ultimate Net Loss for each Event.
If the mutually agreed capitalized value of the Ultimate Net Loss for any Event is in excess of Reinsured’s retention for that Event, Reinsurer shall pay Reinsured the amount, subject to the coverage provided under this Agreement, of capitalized Ultimate Net Loss in excess of Reinsured’s retention for that Event less any amounts of Ultimate Loss previously paid by Reinsurer to Reinsured for that Event.
If mutual agreement cannot be reached, then any difference shall be settled by an appraisal made by a panel of three actuaries, one to be chosen by each party and the third by the two so chosen. If either party refuses or neglects to appoint an actuary within thirty (30) days of a written request from the other party to appoint an actuary, the other party may appoint two actuaries. If the two actuaries fail to agree on the selection of a third actuary within thirty (30) days of their appointment, each of them shall name two, of whom the other shall decline one and the decision shall be made by drawing lots.
All the actuaries shall be regularly engaged in the valuation of Workers’ Compensation claims and shall be Fellows of the Casualty Actuarial Society or Members of the American Academy of Actuaries. None of the actuaries shall be under the control of either party to this Agreement.
Each party shall submit its case to its chosen actuary within thirty (30) days of the appointment of the third actuary. The decision in writing of any two appointed actuaries, when filed with the parties hereto, shall be final and binding on all parties participating in the appraisal and judgment may be entered hereon in any court of competent jurisdiction.
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The expense of the actuaries and of their appraisal shall be equally divided between the Reinsured and the Reinsurer. The appraisal shall take place in New York City unless some other place is mutually agreed upon by Reinsured and Reinsurer.
Payment by Reinsurer of the amount of capitalized Ultimate Net Loss in excess of Reinsured’s retention for any Event less any amounts of Ultimate Net Loss previously paid by Reinsurer to Reinsured for that Event, whether determined by mutual agreement or by the appraisal procedure set forth above, shall constitute a complete and final release of Reinsurer of all claims by Reinsured for Ultimate Net Loss, both reported and unreported, paid and incurred, for that Event. If the capitalized Ultimate Net Loss for any Event is determined to be below the retention, whether by mutual agreement or the appraisal procedure set forth above, such determination shall constitute a complete and final release of Reinsurer for all claims by Reinsured for Ultimate Net Loss, both reported and unreported, paid and incurred, for that Event.
ARTICLE XXIV — UNAUTHORIZED REINSURANCE (BRMA551)
(Applies only to a Reinsurer who does not qualify for full credit with any insurance regulatory authority having jurisdiction over the Reinsured’s reserves.)
As regards polices or bonds issued by the Reinsured coming within the scope of this Contract, the Reinsured agrees that when it shall file with the insurance regulatory authority or set up on it books reserves for losses covered hereunder which it shall be required by law to set up, it will forward to the Reinsurer a statement showing the proportion of such reserves which is applicable to the Reinsurer. The Reinsurer hereby agrees that it will apply for and secure delivery to the Reinsured of a clean, irrevocable and unconditional Letter of Credit, issued by a bank, and containing provisions acceptable to the insurance regulatory authorities having jurisdiction over the Reinsured’s reserves in an mount equal to the Reinsurer’s proportion of reserves in respect of known outstanding losses that have been reported to the Reinsurer and allocated loss adjustment expense relating thereto, and losses and allocated loss adjustment expense paid by the Reinsured by not recovered from the Reinsurer, as shown in the statement prepared by the Reinsured (hereinafter referred to as “Reinsurer’s Obligations”). Under no circumstances shall any amount relating to reserves in respect of incurred but not reported losses by included in the amount of the Letter of Credit.
The Letter of Credit shall be issued for a period of not less than one year, and shall be automatically extended for one year from its date of expiration or any future expiration date unless thirty (30) days prior to any expiration date the issuing bank shall notify the Reinsured by certified or registered mail that the issuing bank elects not to consider the Letter of Credit extended for any additional period.
The Reinsurer and Reinsured agree that the Letters of Credit provided by the Reinsurer pursuant to the provision of this Contract may be drawn upon at any time, notwithstanding any other provision of this Contract, and be utilized by the Reinsured or any successor, by operation of law, of the Reinsured including, without limitation, any liquidator, rehabilitator, receiver or conservator of the Reinsured for the following purposes, unless otherwise provide for in a separate Trust Agreement:
(a)	to reimburse the Reinsured for the Reinsurer’s Obligations, the payment of which is due under the terms of this Contract and which has not been otherwise paid;

(b)	to make refund of nay sum which is in excess of the actual amount required to pay the Reinsurer’s Obligations under this Contract;

(c)	to fund an account with the Reinsured for the Reinsurer’s Obligations, plus reserves for incurred but not reported losses. Such cash deposit shall be held in an interest bearing account separate from the Reinsured’s other assets, and interest thereon not in excess of the prime rate shall accrue to the benefit of the Reinsurer.
In the event the amount drawn by the Reinsured on any Letter of Credit is in excess of the actual amount required for (a) or (c), the Reinsured shall promptly return to the Reinsurer the excess amount so drawn. All of the foregoing shall be applied without diminution because of insolvency on the part of the Reinsured or the Reinsurer.
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The issuing bank shall have no responsibility whatsoever in connection with the propriety of withdrawals made by the Reinsured or the disposition of funds withdrawn, except to ensure that withdrawals are made only upon the order of properly authorized representative of the Reinsured.
At annual intervals, or more frequently as agreed but never more frequently than quarterly, the Reinsured shall prepare a specific statement of the Reinsurer’s Obligations, for the sole purpose of amending the Letter of Credit, in the following manner.
(a)	If the statement shows that the Reinsurer’s Obligations exceed the balance of credit as of the statement date, the Reinsurer shall, within thirty (30) days after receipt of notice of such excess, secure delivery to the Reinsured of an amendment to the Letter of Credit increasing the amount of credit by the amount of such difference.

(b)	If, however, the statement shows that the Reinsurer’s Obligations are less than the balance of credit as of the statement date, the Reinsured shall, within thirty (30) days after receipt of written request from the Reinsurer, release such excess credit by agreeing to secure an amendment to the Letter of Credit reducing the amount of credit available by the amount of such excess credit.
ARTICLE XXV – NET RETAINED LINES
This Agreement applies only to that portion of any insurance or reinsurance which the Reinsured and/or its agents retains net for its own account, inclusive of underlying insurance or reinsurance. In calculating the amount of any loss hereunder, and also in computing the amount or amounts in excess of which this Agreement attaches, only loss or losses in respect of that portion of any insurance or reinsurance which the Reinsured retains net for its own account, inclusive of underlying insurance or reinsurance, shall be included.
The amount of the Reinsurer’s liability hereunder in respect of any loss or losses shall not be increased by reason of the inability of the Reinsured to collect from any other reinsurers, whether specific or general, any amount which may have become due from them, whether such inability arise from the insolvency of such other reinsurers or otherwise.
ARTICLE XXVI – SUBROGATION
Reinsurer shall be credited with subrogation (i.e. reimbursement obtained or recoveries made by Reinsured, less the actual cost, excluding salaries of officers and employees of the Reinsured and sums paid to attorneys as retainer, of obtaining such reimbursement or making such recoveries) on any claims or settlements involving this Agreement. Subrogation and salvage shall always be used to reimburse the excess Reinsurers in the reverse order of their priority according to their participation in the Ultimate Net Loss before being used in any way to reimburse Reinsured for its portion of the Ultimate Net Loss under its retention. Reinsured will reasonably enforce its rights to subrogation and salvage and will reasonably prosecute all claims arising out of those rights. In the event Reinsured shall refuse or neglect to enforce its rights to salvage or subrogation, Reinsurer is authorized and empowered to bring any appropriate action in the name of Reinsured or its policyholder or otherwise to enforce those rights and Reinsured shall cooperate fully with Reinsurer enforcing those rights. Reinsured and Reinsurer shall share in the cost and expense of any unsuccessful subrogation efforts in the same proportion that Reinsured and Reinsurer shared the Ultimate Net Loss giving rise to those subrogation efforts.
ARTICLE XXVII – INTERMEDIARY
Patriot Re International, Inc. 400 Northampton St., Easton, PA 18042, is hereby recognized as the Intermediary negotiating this Agreement for all business hereunder. All communications (including, but not limited to, notices, statements, premiums, return salvages and loss settlements) relating hereto shall be transmitted to the Reinsured or the Reinsurer through Patriot Re International, Inc., of 400 Northampton
$5M xs $5M
2007 Agreement Wording
January 31, 2007

Street, Easton, PA 18042. Payments by the Reinsured to the Intermediary shall constitute payment to the Reinsurer to the extent of such payments. Payments by the Reinsurer to the intermediary shall constitute payment to the Reinsured only to the extent that such payments are actually received by the Reinsured.
ARTICLE XXIII – ENTIRE AGREEMENT CLAUSE
The entire agreement between the Reinsured and the Reinsurer is contained in this Agreement, including the Reinsuring agreements, exclusions and conditions.
IN WITNESS WHEREOF, the parties hereto have hereunto set their hands and seals this 07 day of June, 2007.

GUARANTEE INSURANCE COMPANY		REINSURERS LISTED IN INTERESTS AND LIABILITIES AGREEMENT:
By:	/s/ Steven M. Mariano
Steven M. Mariano
Title:	CEO
$5M xs $5M
2007 Agreement Wording
January 31, 2007

EXHIBIT A
(Nuclear Risk Exclusion)
This Agreement does not apply to “Ultimate Net Loss” arising from, whether directly or indirectly, whether proximate or remote:
a)	Any Nuclear Facility, Nuclear Hazard or Nuclear Reactor:

b)	Any Nuclear Material, Radioactive Material, Nuclear Reaction, Nuclear Radiation or radioactive contamination, all whether controlled or uncontrolled; or

c)	Any Nuclear Material, Radioactive Material, Nuclear Reaction, Nuclear Radiation or radioactive contamination, all whether controlled or uncontrolled, caused directly or indirectly by contributed to or aggravated by an Event;

d)	Any Spent Fuel or Waste;

e)	Any Fissionable Substance; or

f)	Any nuclear device or bomb.
As used in this Exclusion:
“Fissionable Substance” means;
any prescribe substance that is, or from which can be obtained, a substance capable of releasing atomic energy by nuclear fission.
“Nuclear Facility” means;
any Nuclear Reactor;
any apparatus designed or used to sustain nuclear fission in a self-supporting chain reaction or to contain a critical mass of plutonium, thorium and uranium or any one or more of them;
any equipment or device designed or used for (i) separating the isotopes of plutonium, thorium and uranium or any one or more of them, (ii) processing or utilizing spent fuel, or (iii) handling, processing or packaging Waste;
any equipment or device used for the processing, fabricating or alloying of Special Nuclear Material if at any time the total amount of such material in the custody of the insured at the premises where such equipment or device is located consists of or contains more than 25 grams of plutonium or uranium 233 or any combination thereof, or more than 250 grams of uranium 235;
any equipment or device used for the processing, fabricating or alloying of plutonium, thorium or uranium enriched in the isotope uranium 233 or in the isotope uranium 235, or nay one or more of them if at any time the total amount of such material in the custody of the Insured at the premised where such equipment or device is located consists of or contains more than 25 grams of plutonium or uranium 233 or any combination thereof, or more than 250 grams of uranium 235;
any structure, basin, excavation, premises or place prepared or used for the storage or disposal of Waste or Radioactive Material, and includes the site on which any of the foregoing is located, all operations conducts on such site and all premises used for such operations;
$5M xs $5M
2007 Agreement Wording
January 31, 2007

“Nuclear Hazard” means: the radioactive, toxic, explosive or other hazardous properties of Radioactive Material or Nuclear Material.
“Nuclear Material” means Source Material, Special Nuclear Material or Byproduct Material.
“Nuclear Reactor” means any apparatus designed or used to sustain nuclear fission in a self-supporting chain reaction or to contain a critical mass of fissionable material.
“Radioactive Material” means uranium, thorium, plutonium, neptunium, their respective derivatives and compounds, radioactive isotopes of other elements and any other substances that the Atomic Energy Control Board may, by regulation designate as being prescribed substances capable of releasing atomic energy or as being requisite for the production, use or application of atomic energy.
“Source Material,” “Special Nuclear Material”, and “Byproduct Material” have the meanings given them in the Atomic Energy Act of 1954 or in any law amendatory thereof.
“Spent Fuel” means any fuel element or fuel component, solid or liquid, which has been used or exposed to radiation in the Nuclear Reactor.
“Waste” means any waste material (i) containing Byproduct Material and (ii) resulting from the operation by any person or organization of any Nuclear Facility.
$5M xs $5M
2007 Agreement Wording
January 31, 2007

INTERESTS AND LIABILITIES AGREEMENT
Workers Compensation Excess of Loss Contract
$5,000,000 excess $5,000,000
(hereinafter referred to as the “Contract”)
between
Guarantee Insurance Company
(hereinafter referred to as the “Company”)
and
Max Re Ltd
(hereinafter referred to as the “Subscribing Reinsurer”)
Under the terms of the Contract, which is attached to this Agreement, the Subscribing Reinsurer agrees to participate in a 50% share of the interests and liabilities of the Reinsurer(s) described in the Contract. The participation of the Subscribing Reinsurer shall be several and not joint with any other Reinsurers participation in the Contract
This Agreement shall become effective at 12.01 a.m., Local Standard Time, at the place of loss, January 1st, 2007 and ending at 12.01 a.m., Local Standard Time, at the place of loss, January 1st, 2008 with respect to losses occurring on in force, new, renewal and anniversary business occurring during that period in accordance with the provision of the attached Agreement.
Signed in duplicate
In Hamilton, Bermuda this 14th day of September, 2007
Max Re, Ltd

By	/s/ David Kla [Illegible]

Title	Sup. BOD RSF # 14711
Signed in duplicate
In Fort Lauderdale, FL this ___ day of                     ,   ___
Guarantee Insurance Company

By	/s/ Steven M. Mariano

Title	CEO

N076241
INTERESTS AND LIABILITIES AGREEMENT
It is hereby agreed by and between
GUARANTEE INSURANCE COMPANY
FORT MILL, SOUTH CAROLINA
(hereinafter referred to as the “Reinsured”)
Various Lloyd’s Underwriters
(hereinafter referred to as the “Reinsurer”)
The Reinsurer shall have a 30.55% part of 50.00% share of the Interests and Liabilities of the “Reinsurer” as set forth in the attached Agreement entitled:
WORKERS COMPENSATION EXCESS OF LOSS
REINSURANCE AGREEMENT
Effective: January 1st, 2007
This Agreement shall become effective at 12.01 a.m., Local Standard Time, at the place of loss, January lst 2007 and ending at 12.01 a.m., Local Standard Time, at the place of loss, January 1st 2008 with respect to losses occurring on in force, new, renewal and anniversary business occurring during that period in accordance with the provisions of the attached Agreement.
The share of the Reinsurer in the interests and liabilities with respect to said Agreement shall be separate and apart from the share of the other Reinsurers and the interests and liabilities of the Reinsurer shall not be joint with those of the other Reinsurers and the Reinsurers shall in no event participate in the interests and liabilities of the other Reinsurers. This Agreement contains a binding arbitration provision which may be enforced by the parties.
(SEAL)

SIGNING SCHEDULE
ATTACHING TO AND FORMING PART OF THE
WORKERS COMPENSATION EXCESS OF LOSS
REINSURANCE AGREEMENT NO. N076241
EFFECTIVE: LOCAL STANDARD TIME, JANUARY 1, 2007
In the name of
GUARANTEE INSURANCE COMPANY

BUREAU REFERENCE	61472 29/01/07	BROKER NUMBER 0518

PROPORTION %	SYNDICATE	UNDERWRITER’S REFERENCE

11.11	435	96959200
8.33	4472	1149080107FL
11.11	2987	BA442S07A000

TOTAL LINE 30.55	No. OF SYNDICATES 3
THE LIST OF UNDERWRITING MEMBERS
OF LLOYDS IS IN RESPECT OF 2007
YEAR OF ACCOUNT
BUREAU USE ONLY
USE3 44   7894

IN WITNESS WHEREOF, the parties hereto by their respective duly authorised officers have executed this Agreement in duplicate as of the date under mentioned at:

this      day of          2007

For and on behalf of: THE REINSURED

and at London, England,
this     day of          2007
For and on behalf of: VARIOUS.......... UNDERWRITERS.
(as per Schedule attached)
(SEAL)

N076241
INTERESTS AND LIABILITIES AGREEMENT
It is hereby agreed by and between
GUARANTEE INSURANCE COMPANY
FORT MILL, SOUTH CAROLINA
(hereinafter referred to as the “Reinsured”)
Aspen Insurance UK Ltd
(hereinafter referred to as the “Reinsurer”)
The Reinsurer shall have a 19.45% part of 50.00% share of the Interests and Liabilities of the “Reinsurer” as set forth in the attached Agreement entitled:
WORKERS COMPENSATION EXCESS OF LOSS
REINSURANCE AGREEMENT
Effective: January 1st, 2007
This Agreement shall become effective at 12.01 a.m., Local Standard Time, at the place of loss, January 1st 2007 and ending at 12.01 a.m., Local Standard Time, at the place of loss, January 1st 2008 with respect to losses occurring on in force, new, renewal and anniversary business occurring during that period in accordance with the provisions of the attached Agreement.
The share of the Reinsurer in the interests and liabilities with respect to said Agreement shall be separate and apart from the share of the other Reinsurers and the interests and liabilities of the Reinsurer shall not be joint with those of the other Reinsurers and the Reinsurers shall in no event participate in the interests and liabilities of the other Reinsurers. This Agreement contains a binding arbitration provision which may be enforced by the parties.
(SEAL)

IN WITNESS WHEREOF, the parties hereto by their respective duly authorised officers have executed this Agreement in duplicate as of the date under mentioned at:
this     day of          2007

For and on behalf of: THE REINSURED
and at London, England,
this     day of          2007
For and on behalf of: VARIOUS......... UNDERWRITERS.
(as per Schedule attached)
(SEAL)

BUREAU REFERENCE	0701290003576

PROPORTION CODE	MEMBER COMPANY AND REFERENCE
%

19.4500000 A8408	ASPEN INSURANCE UK LIMITED U07433507A0Q
(SEAL)

19.4500000 % TOTAL	Page 1 of 1
0|0|03
(
We, the Reinsurers, hereby severally agree to reinsure the Reinsured in the manner and proportions set forth in this reinsurance contract.
The subscribing Reinsurers’ obligations under this contract are several and not joint and are limited solely to the extent of their individual signed subscriptions. The subscribing Reinsurers are not responsible for the subscription of any co-subscribing Reinsurer who for any reason does not satisfy all or part of its obligations.
In witness whereof the name of the Managing Director of Ins-sure Services Limited is subscribed on behalf of each of the Reinsurers in accordance with the provisions of the Services Agreement that each of the Reinsurers has with London Processing Centre Limited (a wholly owned subsidiary of Ins-sure Services Limited).
(SIGNATURE)         Managing Director
This wording is not valid unless it bears the signature of the Managing Director of Ins-sure Services Limited.

Arthur J. Gallagher (UK) Limited
Gallagher Global Risks

Patriot Re International Inc	17th December 2007
400 Northampton Street
Eastern
Pennsylvania 18042
U.S.A.
ADDENDUM NO. 1 TO COVER NOTE NO. N076241

TYPE:	Excess of Loss Reinsurance - $5m xs $5m Layer

REINSURED:*	Guarantee Insurance Company

ORIGINAL PERIOD:	12 months at 1st January 2007
In accordance with your instructions, coverage evidenced by Cover Note No: N076241 has been amended as set out herein.
It is hereby noted and agreed by Reinsurers hereon, that this contract of Reinsurance is extended to expire 1st July 2008 and will therefore cover losses occurring during the period commencing 12.01 am LST at the place of loss 1st January 2007 and ending 12.01 am LST at the place of loss, 1st July 2008.
In consideration of the aforementioned extension, an Additional Deposit Premium of USD 477,000 is due payable 50% at 1st January 2008 and 50% 1st April 2008, and is subject to adjustment at existing terms and conditions.
The early Commutation provision as contained herein will now apply, if invoked, at 12 months from the revised expiry date.
Information
Estimated Subject Gross Net Earned Premium Income for the extended period (i.e. 1st Jan 2008 to 1st July 2008 inclusive) is USD 45,000,000.
All other terms, clauses and conditions shall remain unaltered.
Please examine this Addendum carefully and advise us immediately if it is incorrect or does not meet with your requirements. You are reminded that the Duty of Disclosure applicable to this contract is equally applicable to any Addendum.
For and on behalf of
Arthur J. Gallagher (UK) Ltd.

Authorised Signatory	Authorised Signatory

ADDENDUM NO. 1 TO GIC-003/2007
Workers Compensation Excess of Loss Contract
(hereinafter referred to as the “Contract”)
between
Guarantee Insurance Company
(hereinafter referred to as the “Company”)
and
Max Re Ltd
(hereinafter referred to as the “Reinsurer”)

Limit	$5,000,000 xs $5,000,000 Layer
Contract Period	Losses occurring 12 months at January 1, 2007 - 12.01 am Local Standard Time
It is hereby noted and agreed by Reinsurers hereon, that this contract of Reinsurance is extended to expire July 1, 2008 and will therefore cover losses occurring during the period commencing 12.01 am Local Standard Time at the place of loss January 1, 2007 and ending 12.01 am Local Standard Time at the place of loss, July 1, 2008
In consideration of the aforementioned extension, an Additional Deposit Premium of $477,000 is due and payable 50% at January 1, 2008 and 50% at April 1, 2008, and is subject to adjustment at existing terms and conditions
The early Commutation provision as contained herein will now apply, if invoked, at 12 months from the revised expiry date.
All other terms, clauses and conditions shall remain unaltered.
Signed in duplicate
In Hamilton, Bermuda this 18th day of January, 2008
Max Re, Ltd

By	/s/ John [Illegible]
Title	SVP EVP Ret # 14711
Signed in duplicate
In Fort Lauderdale, Florida this _____ day of                                         , 2008
Guarantee Insurance Company

By

Title